Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Storm Cat Energy Corporation of our report dated April 5, 2006 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 20-F of Storm Cat Energy Corporation for the year ended December 31, 2005.

/s/ Hein & Associates LLP
Hein & Associates LLP

Denver, Colorado

September 18, 2006